Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-272449) and on Form S-8 (No. 333-232743) of Amcor plc and the inclusion in this Current Report on Form 8-K of Amcor plc of our report dated November 26, 2024 (except for Note 2, as to which the date is April 29, 2025), relating to the consolidated financial statements of Berry Global Group, Inc. as of and for the years ended September 28, 2024 and September 30, 2023.

/s/ Ernst & Young LLP

Indianapolis, Indiana

April 29, 2025